Exhibit 99.1

FOR IMMEDIATE RELEASE

INTRICON REPORTS 2012 THIRD-QUARTER RESULTS

Sales Rise 7.4 Percent Overall

ARDEN HILLS, Minn. — Nov. 7, 2012 — IntriCon Corporation (NASDAQ: IIN), a designer, developer, manufacturer and distributor of miniature and micro-miniature body-worn devices, today announced financial results for its third quarter ended September 30, 2012.

For the 2012 third quarter, the company reported net sales of $14.9 million, an increase of 7.4 percent from the prior-year period. IntriCon had net income of $217,000, or $0.04 per diluted share, compared to a net loss of $(489,000), or $(0.09) per diluted share, for the 2011 third quarter. Included in 2012 third-quarter results was a one-time gain of $822,000, or $0.14 per diluted share, from the previously disclosed sale of the company’s 50-percent ownership interest in Global Coils, to its Switzerland-based joint venture partner, Audemars SA.

“There were encouraging developments across all of our businesses in the third quarter,” said Mark S. Gorder, president and chief executive officer of IntriCon. “Professional audio posted record sales that were up 53.4 percent over the 2011 third quarter as strong demand continued for securities products domestically and headset products internationally.

“On the medical front, we increased sales over the prior-year period with our largest medical customer, Medtronic. And in hearing health, hi HealthInnovations, a UnitedHealth Group Company, expanded its innovative hearing aid program to more than 26 million people enrolled in its employer-sponsored and individual health benefit plans. Hearing health sales, though, declined 6.9 percent over the prior year, primarily due to an expected pause in orders from hi HealthInnovations and continued softness in the conventional hearing health market.”

As a percentage of 2012 third-quarter sales, healthcare-related revenue (hearing health and medical combined) totaled 67.7 percent (30.6 percent hearing health and 37.1 percent medical), with professional audio communications at 32.3 percent. This compares to 2011 healthcare-related revenue of 77.3 percent (35.3 percent hearing health and 42.0 percent medical), with professional audio communications at 22.7 percent.

Gross profit margins were down slightly to 21.6 percent from 22.2 percent in the prior-year third quarter. The decline was primarily due to higher cost of goods sold, stemming from increased manufacturing infrastructure costs in Singapore and Indonesia.

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IntriCon Corporation 2012 Third-Quarter Results

November 7, 2012

“The infrastructure in Singapore and Indonesia has positioned IntriCon well for additional low-cost labor intensive opportunities,” said Gorder. “As we transfer select labor-intensive programs to these locations, we believe we will be more cost competitive as a whole, and we expect to experience margin improvement.”

IntriCon reduced its operating expenses in the third quarter, despite higher sales.

Nine-Month Results

For the 2012 nine-month period, IntriCon reported net sales of $47.3 million and net income of $377,000, or $0.06 per diluted share. This is up from 2011 net sales of $41.6 million and a net loss of $(1.1 million), or $(0.19) per diluted share. Hearing health sales rose 17.4 percent over the prior-year nine months, with medical and professional audio up 4.7 percent and 24.2 percent, respectively. Included in 2012 nine-month results was the one-time gain of $822,000, or $0.14 per diluted share, from the Global Coils sale.

As a percentage of 2012 nine-month sales, healthcare-related revenue (hearing health and medical combined) totaled 76.5 percent (38.8 percent hearing health and 37.7 percent medical), with professional audio communications at 23.5 percent. This compares to 2011 healthcare-related revenue of 78.5 percent (37.6 percent hearing health and 40.9 percent medical), with professional audio communications at 21.5 percent.

Gross profit margins for the 2012 nine months were 23.4 percent, up from 22.4 percent in the prior-year period, primarily due to volume increases, partially offset by increased manufacturing infrastructure in Singapore and Indonesia.

hi HealthInnovations

According to Gorder, “As previously disclosed, we’ve satisfied hi HealthInnovations’ initial product ramp-up needs for 2012. In the near-term, we expect minimal new orders; however, we continue to be optimistic about the long-term prospects of this program.

“We are encouraged by hi HealthInnovations’ progress building the necessary infrastructure to provide high quality, affordable hearing healthcare to their customers. UnitedHealthcare recently announced that it is making hi HealthInnovations’ high-tech, custom-programmed hearing aids available at a discounted price to more than 26 million people enrolled in its employer-sponsored and individual health benefit plans. We believe this will drive significant growth for IntriCon in 2013, specifically in the second half of the year.”

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IntriCon Corporation 2012 Third-Quarter Results

November 7, 2012

Business Update

IntriCon recently introduced its new Audion6™, a six-channel hearing aid amplifier, and the Lumen™ 1000 wireless hearing system at the 57th annual International Congress of Hearing Aid Acousticians in Germany. Audion6 is a feature-rich amplifier designed to fit a wide array of applications. In addition to multiple compression channels, the amplifier has a complete set of proven adaptive features which greatly improve the user experience.

Lumen 1000 is a next-generation, wireless hearing system within IntriCon’s existing Lumen product family. Lumen 1000 incorporates the company’s intuitive Physiolink™ wireless technology to allow clear communication. With flexStrem™, voiceStream™, linkStream™, and callStream™ accessories, the device can wirelessly stream music, television, audio or a companion’s voice—making it significantly more versatile and effective than traditional hearing devices. IntriCon also believes this technology and functionality holds great potential in the non-traditional hearing health market.

Within its medical business, year over year sales were down slightly in the third quarter. Said Gorder, “We experienced a temporary slowdown in medical growth in the third quarter. This was primarily due to order timing and customer inventory management. We’re already seeing medical sales rebound, and we expect them to strengthen in the fourth quarter to levels consistent with the first half of the year.

“The shift to small and lightweight, advanced body-worn medical devices continues. Our core technology and product offerings have the proven ability to connect patients and caregivers in non-traditional ways, which positions us to help our customers and their patients. Furthermore, we intend to focus more capital and resources in sales and marketing to expand our reach to other large medical device and healthcare companies that we are not doing business with today. “

On the cardiac front, IntriCon is delivering demo units of its two FDA-approved wireless cardiac diagnostic monitoring devices—Centauri™ and Sirona™— to targeted customers. The company continues to anticipate these products will generate initial revenue in the fourth quarter and ramp-up in 2013.

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IntriCon Corporation 2012 Third-Quarter Results

November 7, 2012

Third-quarter professional audio communications sales were very strong, up more than 50 percent from the prior year period. The company continues delivery on its significant contract with the Singapore government, providing technically advanced headsets to be worn in difficult listening environments. This contract will run through the end of 2012. In addition, IntriCon has seen steady growth in its securities business.

Looking Ahead

Concluded Gorder, “We remain steadfast in our goals for 2012: developing new core technologies while enhancing existing ones; securing additional market-changing relationships with leaders in the healthcare industry; expanding and driving efficiencies at our international manufacturing facilities; increasing our sales and marketing resources; and driving profitability.”

Conference Call Today

As previously announced, the company will hold an investment community conference call today, Wednesday, November 7, 2012, beginning at 4:00 p.m. CT. Mark Gorder, president and chief executive officer, and Scott Longval, chief financial officer, will review third-quarter performance and discuss the company’s strategies. To join the conference call, dial: 1-888-549-7880 (international 1-480-629-9643) and provide the conference identification number 4571342 to the operator.

A replay of the conference call will be available one hour after the call ends through 11:59 p.m. CT on Tuesday, November 13, 2012. To access the replay, dial 1-800-406-7325 (international 1-303-590-3030) and enter access code: 4571342.

About IntriCon Corporation
Headquartered in Arden Hills, Minn., IntriCon Corporation designs, develops and manufactures miniature and micro-miniature body-worn devices. These advanced products help medical, healthcare and professional communications companies meet the rising demand for smaller, more intelligent and better connected devices. IntriCon has facilities in the United States, Asia and Europe. The company’s common stock trades under the symbol “IIN” on the NASDAQ Global Market. For more information about IntriCon, visit www.intricon.com.

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IntriCon Corporation 2012 Third-Quarter Results

November 7, 2012

Forward-Looking Statements

Statements made in this release and in IntriCon’s other public filings and releases that are not historical facts or that include forward-looking terminology are “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be affected by known and unknown risks, uncertainties and other factors that are beyond IntriCon’s control, and may cause IntriCon’s actual results, performance or achievements to differ materially from the results, performance and achievements expressed or implied in the forward-looking statements. These risks, uncertainties and other factors are detailed from time to time in the company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2011. The company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

Contacts

At IntriCon: Scott Longval, CFO 651-604-9526 slongval@intricon.com	At Padilla Speer Beardsley: Matt Sullivan 612-455-1700 msullivan@padillaspeer.com

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IntriCon Corporation 2012 Third-Quarter Results

November 7, 2012

IntriCon Corporation

Consolidated Condensed Statements of Operations
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2012 (Unaudited)	September 30, 2011 (Unaudited)	September 30, 2012 (Unaudited)	September 30, 2011 (Unaudited)

Sales, net	$14,904	$13,873	$47,268	$41,584
Cost of sales	11,679	10,789	36,209	32,261
Gross profit	3,225	3,084	11,059	9,323

Operating expenses:
Sales and marketing	734	734	2,363	2,422
General and administrative	1,504	1,486	4,744	4,382
Research and development	1,243	1,326	3,513	3,600
Total operating expenses	3,481	3,546	10,620	10,404
Operating income (loss)	(256)	(462)	439	(1,081)

Interest expense	(210)	(144)	(588)	(431)
Equity in income (loss) of partnerships	(39)	(12)	(77)	317
Gain on sale of investment in partnership	822	—	822	—
Other (loss) expense	(36)	69	(64)	32
Income (loss) before income taxes	281	(549)	532	(1,163)

Income tax expense (benefit)	64	(60)	155	(90)
Net income (loss)	$217	$(489)	$377	$(1,073)

Net income (loss) per share:
Basic	$0.04	$(0.09)	$0.07	$(0.19)
Diluted	$0.04	$(0.09)	$0.06	$(0.19)

Average shares outstanding:
Basic	5,674	5,600	5,666	5,576
Diluted	5,854	5,600	5,910	5,576

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IntriCon Corporation 2012 Third-Quarter Results

November 7, 2012

IntriCon Corporation

Consolidated Condensed Balance Sheets
(in thousands, except per share data)

	September 30, 2012 (Unaudited)	December 31, 2011
Current assets:
Cash	$244	$119
Restricted cash	553	540
Accounts receivable, less allowance for doubtful accounts	8,295	8,545
Inventories	11,976	11,720
Refundable income taxes	—	82
Other current assets	1,074	652
Total current assets	22,142	21,658

Machinery and equipment	40,547	39,170
Less: Accumulated depreciation	33,563	32,164
Net machinery and equipment	6,984	7,006

Goodwill	9,709	9,709
Investment in partnerships	812	1,283
Other assets, net	1,268	1,074
Total assets	$40,915	$40,730

Current liabilities:
Checks written in excess of cash	$637	$396
Current maturities of long-term debt	3,225	2,883
Accounts payable	4,813	6,298
Accrued salaries, wages and commissions	2,134	1,617
Deferred gain	110	110
Partnership payable	240	240
Other accrued liabilities	2,422	1,907
Total current liabilities	13,581	13,451

Long-term debt, less current maturities	7,530	8,217
Other postretirement benefit obligations	670	685
Accrued pension liabilities	415	431
Deferred gain	312	385
Other long-term liabilities	139	115
Total liabilities	22,647	23,284

Commitments and contingencies

Shareholders’ equity:
Common stock, $1.00 par value per share; 20,000 shares authorized; 5,680 and 5,646 shares issued outstanding at September 30, 2012 and December 31, 2011, respectively	5,680	5,646
Additional paid-in capital	15,669	15,259
Accumulated deficit	(2,692)	(3,069)
Accumulated other comprehensive loss	(389)	(390)
Total shareholders’ equity	18,268	17,446
Total liabilities and shareholders’ equity	$40,915	$40,730

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